Exhibit 10.4

PROPOSED LEASE TERMS

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding ("MOU") is dated as of May 1, 2012 and is between T-UPR, LLC ("Landlord") and Las Vegas Railway Express, Inc. a Delaware company ("Tenant"). For the purposes of this MOU, Landlord and Tenant shall sometimes collectively be referred to as the "Parties". This MOU sets forth the principal terms and conditions upon which the Parties would be willing to entertain entering into a lease (the "Lease"), as more particularly hereinafter described. Except with respect to the provisions of confidentiality contained herein, the execution of this MOU shall not be deemed a binding offer in any manner on either Party nor shall the execution of this MOU impose upon any of the Parties any legal obligations whatsoever in connection with the proposed Lease, unless and until the Parties enter into the final Lease containing, among other things, the terms of this MOU. Notwithstanding anything to the contrary contained herein, this MOU shall expire without the need for any further action by either party on July 31, 2012.

BUILDING/COMPLEX:	The Plaza Hotel and Casino (the "Hotel")
BUILDING ADDRESS:	1 Main Street, Las Vegas, Nevada 89101
LANDLORD:	T-UPR LLC
The Plaza Hotel & Casino is owned by T-UPR LLC, a subsidiary of Tamares Real Estate Holdings, Inc.
TENANT:	Las Vegas Railway Express, Inc. a Delaware company (OTC:BB-XTRN)

SECURITY DEPOSIT:
Tenant shall invest substantial capital in the proposed leased space (the "Leased Space") as hereinafter more fully described for certain Landlord approved improvements (the "Improvements") that will become the property of the Landlord. No security deposit shall be required.

PERMITTED USE:
First Class operation of intercity passenger rail terminal for LVRE service between Los Angeles and Las Vegas, souvenir shop, train ticket sales, travel and entertainment booking services, and service operations related to the operation to "X" Train but excluding, among other uses, any repairs or maintenance of trains and train parts and systems (the "Service"). The intercity passenger railroad itself is hereinafter called the "X Train".

PROPOSED LEASE TERMS

PREMISES:

Terminal Area	An area inside the Hotel of approximately 3,100 SF to be used for train terminal operations subject to measurement by Landlord's architect, see Exhibit A.

Food Preparation Area	A separate food preparation kitchen area of approximately 1,900 SF in addition to the train terminal area and the land for the siding, and pedestrian platform and walkway to the terminal (collectively the "Leased Space"). The exact location and size of the food preparation area, which shall be either in the banquet kitchen on the second floor or the employee dining room kitchen on the first floor, shall be determined and agreed upon between the parties prior to completion of ongoing Hotel renovations. All food and beverages to be served by the Tenant, wherever prepared, shall be served only on the X Train itself.

Platform Area
A rail siding and platform area will be constructed by Tenant, at Tenant's expense, along the Union Pacific main line, on Landlord's property, encroaching not more than twenty-five (25) feet into the existing parking area along the edge of the Tamares property that fronts the railroad tracks as shown on Exhibit B. All plans and specifications for construction of the siding and platform area shall be subject to Landlord and Union Pacific approval and all applicable laws and regulations.

LEASE COMMENCEMENT DATE AND TERM:	Upon full execution of the Lease. The initial term of the Lease shall be 10 years from execution.

RENT COMMENCEMENT DATE:
The earlier of the date upon which (i) Tenant occupies the Leased Space not including however the period following the Commencement Date during which Tenant will have access to the Leased Space for construction of tenant improvements and installation of FF&E or (ii) opens for business, but in no event later than 12 months subsequent to the Lease Commencement Date.

PROPOSED LEASE TERMS

ADDITIONAL RENTAL RATE:
Tenant shall lease the Leased Space on a NNN basis, wherein Tenant shall pay Base Rent as hereinafter set forth and shall, as Additional Rent, furnish and pay for (i) its own janitorial service, (ii) HVAC, (iii) security and trash removal service, (iv)its usage of electric power, water and sewer usage based on separate meters or sub-meters to be installed by Tenant at Tenant's sole cost, or if separate metering is not feasible, by allocation made in good faith by the Landlord, and (v) its pro rata share of Landlord's real estate taxes, insurance, building maintenance and reserves and property management.

BASE RENTAL RA TE:	The Base Rent to be paid by Tenant shall be the greater of 2.5% of the gross income generated on the premises by the Tenant per annum or a minimum Base Rent to be paid monthly as follows:

Months	#of Months	Annual Rent Rate/RSF Terminal & Food Prep Area	Annual Rent Rate/SF Platform Area and Siding Area
1-12	12	$0.00/SF	$0.00/SF
13-24	12	$12.00/SF	$2.40/SF
25-60	36	$15.00/SF	$2.40/SF
61-120	60	$18.00/SF	$2.40/SF

LANDLORD'S WORK:
Landlord agrees to extend all commercially necessary electrical and plumbing, to either a centralized location or to stubs within Premises. In addition, the Landlord will make Premises compliant with all applicable environmental laws, including the removal of all asbestos.

Tenant shall make substantial improvements to the Leased Space at its expense (the "Tenant's Work"). The interior and exterior improvements will be subject to design approval by Landlord, not to be unreasonably withheld. Tenant's initial estimate of interior and exterior improvements is approximately $2MM. The construction period for the Tenant's Work is estimated at twelve months including design, construction drawings, permits, and construction. Landlord shall provide the Leased Space in "as-is" condition, excluding extension of utilities to the space and mitigation of existing environmental hazards or removal of hazardous building materials which shall be the responsibility and expense of Landlord as above set forth. TENANT'S WORK:

PROPOSED LEASE TERMS

Tenant, at Tenant's expense will be responsible for all Tenant's Work, with Tenant's general contractor and subcontractors subject to Landlord's approval not to be unreasonably withheld, in the Leased Space, including, but not limited to:

	●	Tenant store front and signage (both interior and exterior
	●	Partitions, ceilings, finish flooring, signage
●	Fire-rated rear service doors and associated security systems
	●	Plumbing distributions/fixtures, if needed
	●	Sprinkler drops and heads
	●	Transformers to appropriate volt power
■		Telephone and cable wires from central distribution and control systems, including air handler, duct work, thermostats, registers, etc.
■		Water source heat pumps and related distribution and control systems, including air handler, duct work, thermostats, etc.
	●	Emergency power, if needed
	●	Construction trash removal
●	Cost of structural and other Tenant plan reviews, if required
	●	Installation of railroad sidings, and more.
●
All Tenant's Work must be done in accordance with Landlord's design criteria and specifications and coordinated through Landlord's Tenant construction director. Tenant's construction must be performed in compliance with all local laws and Nevada codes and requirements.

PROPOSED LEASE TERMS

OPTION TO RENEW:
Provided (i) no Event of Default exists, or would but for the passage of time exist, (ii) Tenant has been continuously operating the "X" Train in accordance with the Lease without default, (iii) Tenant has provided Landlord not less than nine months prior written notice of its election to renew, and (iv) Tenant is occupying the entire Leased Space at the time of such election. Landlord will provide Tenant with one (1) option to renew the additional term of ten (10) years at the Base Rent in place at the time of renewal, plus annual CPI escalations, not less however than three (3%) per cent per annum.

TENANT TERMINA TION RIGHT:
Provided and on condition that (i) Tenant has not constructed a second siding and platform west of the current Union Pacific tracks for the Service, or (ii) less than 60,000 passengers utilized the Service in the prior 12 month period, Tenant shall have the one time right to terminate the Lease after the 36th month following the Rent Commencement Date (the "Tenant Termination"). Tenant shall provide twelve months prior written notice to Landlord of its election to exercise the Tenant Termination right.

NON-COMPETE:
Notwithstanding anything to the contrary contained herein, throughout the term of the Lease or, in the event that the Lease terminates in accordance with its terms other than due to the termination of the Lease by the Landlord pursuant to the Landlord's right of termination as set forth supra, the Tenant shall be restricted and may not establish any other service or terminals for the X Train in Clark County, Nevada throughout the Lease term and for a period of five (5) years following such termination-providing that certain expansion needs are met by the landlord as may be agreed upon in the Lease.

LANDLORD TERMINATION RIGHT:
Landlord shall have a right to terminate the Lease upon three (3) years prior written notice to the Tenant and payment of Tenant's unamortized initial construction costs of the Tenant Work as of the actual lease termination date, computed in accordance with GAAP.

PROPOSED LEASE TERMS

BUILDING AND LOBBY SIGN AGE:	Landlord shall reasonably provide Tenant signage, at Tenant's sole cost, on the building's exterior and within its lobby to assist in direction of passengers.

PARKING:
Up to 35 Tenant employees shall be provided on site parking at no expense in areas to be designated by Landlord south of the Hotel either in the south lot or parking garage as shall be determined by Landlord. Up to 20 additional parking spaces shall be made available to Tenant employees by Landlord, if available, at standard rates then in effect less 20%.

LIMOUSINE SER VICE, SHUTTLE BUS STA GING AREA:
Landlord has retained a master planning firm to study numerous issues relating to the proposed Lease. A mutually agreeable off-site area for staging and loading of taxi cabs, transfer cars, limousines and shuttle buses within reasonably close proximity to the Hotel (for approximately 120 cabs, 115 limousines and private cars, 10 shuttle buses and 5 full size buses) shall be agreed upon by the Parties following completion of the master planning study.

ASSIGNMENT AND SUBLETTING:
Tenant may, without the consent of Landlord, sublease the premises to an Affiliate of Tenant or assign the lease to an Affiliate of Tenant, provided that Tenant shall not thereupon be relieved of any liability under the Lease. Tenant will promptly notify Landlord of such assignment or sublease which notice will include a description of the Affiliate and its legal structure, its most recent financial statements, a copy of the assignment or sublease and such other  reasonable information as requested by Landlord. Tenant may not sublease the Leased Space or assign the Lease to any other party without the consent of Landlord, which consent may be granted or withheld in Landlord's sole and absolute discretion. In the event of an assignment or subletting, Tenant shall remain liable for the payment of all Base Rent and Additional Rent and the performance of all of Tenant's obligations under the Lease. Notwithstanding anything to the contrary contained herein, in the event of the sale of all of the Tenant's business (either an asset sale or a sale of a controlling interest of the Tenant or any Affiliate and provided among other things that there is and has been no default, and that other conditions as shall be set forth in the Lease have been met by the buyer and Tenant, the Lease may be assigned.

PROPOSED LEASE TERMS

BUILDING SECURITY AND ACCESS:
Tenant's authorized employees shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, or at a minimum during all hours of the operation the Building/Complex hotel and casino operations.

OPERATIONS AND PROMOTION AGREEMENTS:
As a condition to the Lease Tenant and Landlord intend to simultaneously enter into additional agreements between the parties to facilitate cross promotion of services to train and hotel casino/customers that will include the matters contained on Exhibit B annexed hereto.

Based on Landlord's Lease terms subject to review and acceptance by Tenant.

INDEMNIFICATION:
Tenant agrees to provide Landlord with all reasonable and necessary financial information required for Landlord to sufficiently evaluate its financial condition and Landlord conditions this proposal, among other things, upon satisfactory review of such information.

FINANCIAL CREDIT:	Landlord will pay Tenant's real estate broker, Odyssey Realty, Dave Sundaram, a leasing commission of $30,000.

PROPOSED LEASE TERMS

LEASING COMMISSION:
The commission will be deemed earned only upon mutual execution of the Lease and shall be paid as follows: 1) 50% of the commission will be paid within 30 days of the Lease Commencement Date, and 2) 50% of the commission will be paid within 30 days following the Rent Commencement Date.

GAMING RESTRICTIONS:
Tenant acknowledges that Landlord's ownership of the Hotel is subject to a privileged gaming license and over lease with very stringent requirements. Further, Tenant acknowledges that it may be required to disclose to Landlord and/or its lender all ownership interests and all lenders or sources of financing. Should Landlord or Tenant be subject to any investigation, possible fine or penalty, or possible forfeiture of any privileges or licenses due to Tenant's operations, the individuals or entities which comprise the Tenant or any financial arrangements involving Tenant, upon written notice from Landlord, Tenant must cooperate with the investigation and, if a problem is identified, correct the problem or disassociate itself from the individual or entities giving rise to the issue, and if such does not occur to the satisfaction of the gaming authorities, Landlord shall have the right to immediately terminate the Lease without penalty.

CONFIDENTIALITY:	This proposal and all discussions related thereto shall be held in confidence in accordance with the attached confidentiality agreement.

TRAIN TRACK OVERPASS:
Tenant shall, if requested by Landlord, use its best efforts to assist Landlord in securing an easement right from Union Pacific Railroad, or such other applicable property owner(s), for use by Landlord to construct a pedestrian overpass above the train tracks. The easement shall connect an area adjacent to the Hotel and Symphony Park in a location mutually acceptable to Landlord and the City of Las Vegas.

Las Vegas Railway Express, Inc.
By: /s/ Michael Barron
Name: Michael Barron

PROPOSED LEASE TERMS

AGREED AND ACCEPTED:	Title: CEO President

T-UPR, LLC
By: /s/ Ivy Greenburg
Name: Ivy Greenburg
CFO,
Director

_______________________________

DATE:

PROPOSED LEASE TERMS

EXHIBIT A Site

Plan and Description

PROPOSED LEASE TERMS

EXHIBIT B X Train/Plaza

Marketing Opportunities not limited to the following:

Package Sales
1.	Explore Joint Venture to operate a Las Vegas ticket sales organization
	a.	Sell All shows in Las Vegas and LA
	b,	Package shows with Rooms in LA and LV
	c.	Special Food Packages
		i.	X Train Preferred Restaurants
			1.	Food Credits/discounts
			2.	Reservations
		ii.	Pre order meals on train
2.	Group Sales
	a.	Coordinate X Train group sales efforts with Plaza
	b.	Concentrate on smaller groups in LA
	c.	Package with Plaza offerings
	d.	Rooms, Food, Entertainment
3.	Night Club Package
	a,	Offer all inclusive transportation, hotel and clubbing specials in LV
	b.	Offer all inclusive transportation, hotel and clubbing specials in LA
Promotional Opportunities
1.	Identify shared advertising space for XTrain and Plaza to cross promote
	a.	Billboards
	b.	In room collaterals
	c.	Websites
	d.	TV
	e.	Radio
	f.	On Property Signage (Plaza, Las Vegas Club)
		i.	Directional signage
		ii.	Light boxes
		iii.	Free Standing Posters
	g.	On Train Collateral
		i.	Light Boxes
		ii.	Platform Messages
		iii.	Brochure racks
2.	Identify "for sale" advertising space onboard x train.
3.	Explore Outside Media promotional opportunites in LA and LV
	a,	Free Distributed magazines nightlife in LA and LV
	b.	Free Advertising for XTrain...distribute on Train
	c.	Traffic and weather reports in LA and LV
4.	Celebrity Trips
	a,	Radio and TV personalities to host trips to LV and LA
	b.	Hollywood and TV stars to take trips and promote XTrain
	c.	Any Movie premier featuring LAXV or trains to be hosted on XTrain
5.	Adult Trips
	a.	Cross promote with Gentlemen Clubs
	b.	Bachelor Party Cars
	c.	Bachelorette Part Cars
6.	Coordinate PR efforts between Plaza and XTrain